Second Amendment
                                       To
             Fund Accounting And Compliance Administration Agreement

This Second Amendment to Fund Accounting And Compliance Administration Agreement ("Second Amendment"), made, entered and effective this 18th day of August, 2004, by and between PMFM Investment Trust, a Delaware statutory trust (the "Trust"), and The Nottingham Management Company d/b/a The Nottingham Company, a North Carolina corporation (the "Administrator").

WHEREAS, pursuant to that certain Fund Accounting and Compliance Administration Agreement ("Agreement") dated June 20, 2003 and amended December 3, 2003, between the Trust and the Administrator, the Trust retained the Administrator to provide certain administrative and compliance services to the Trust in the manner and on the terms set forth therein; and

WHEREAS, the Trust and the Administrator wish to revise Schedule 1 to the Agreement to add a new series of the Trust to the Agreement and to reflect the change in name of the PMFM ETF Portfolio Trust.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Second Amendment and intending to be legally bound, the Trust and the Administrator agree as follows:

1. Modification to Schedule 1. Schedule 1 to the Agreement is hereby modified and amended by adding "PMFM Tactical Portfolio Opportunities," a new series of the Trust, to Schedule 1 and by reflecting the change in name of the PMFM ETF Portfolio Trust to "PMFM Managed Portfolio Trust" (formerly PMFM ETF Portfolio Trust).

2. Other. Except as expressly modified or amended herein, all other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly signed as of the day and year first above written.


Trust:

PMFM INVESTMENT TRUST



By: /s/ Donald L. Beasley
    _______________________________
Name:    Donald L. Beasley
Title:   Chairman



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Administrator:

THE NOTTINGHAM MANAGEMENT COMPANY
D/B/A THE NOTTINGHAM COMPANY

By: /s/ C. Frank Watson III
    ________________________________
Name:    C. Frank Watson III
Title:   President